ADDENDUM TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS FOR THE PROPERTY COMMONLY KNOWN AS 4708 ROSEVILLE ROAD, HIGHLANDS EIGHT COMMERCE CENTER

THIS ADDENDUM ("Addendum") is attached to and hereby made a part of that certain Agreement of Purchase and Sale ("The Agreement"), dated, for reference purposes only, August 20, 2002, between Capital Builders Development Properties II, a California Limited Partnership ("Seller") and Ares Commercial Properties, Inc., A California Corporation ("Buyer") for the premises known as 4708 Roseville Road, Sacramento, California (hereinafter referred to as The Property and/or The Premises. All of the following terms and conditions are hereby incorporated in The Agreement and made a part thereof. In the event of any conflict between any of the terms and conditions contained in the Agreement as compared to the terms and conditions contained in the Addendum, the terms and conditions contained in the Addendum shall be controlling. The term "The Agreement" as used herein shall mean the printed for Agreement of Purchase and Sale as modified by any exhibits and Addendum's.

7(a)(iii). Inspections and Studies. The "Contingency Period" shall be 30 days and not 15 days.

19. Brokers. Mort Rothmann of Starboard Commercial Real estate, 26 O'Farrell Street, San Francisco, California 94108, and Donald Sweet, 1375 Sutter Street, Suite 308, San Francisco, California 94109 shall collectively be referred to as "Selling" Broker and shall be paid a commission of 1.75% from Seller. It is hereby disclosed that Donald Sweet is a Trustee of Buyer.

22(i). To Buyer: Robert Harms, President Ares Commercial Properties, 605 Delong Avenue,Novato, CA 94945 (415-899-1590)

Donald Sweet, 1375 Sutter Street, Suite 308, San Francisco, California 94109 (415-885-5304)

Matthew Wertheim, Esq. 2135 Lombard Street, San Francisco, California 94123 (415-775-8950)

22(j). Counterparts. This agreement may be signed in counterparts and shall be fully enforceable in counterparts. Facsimile copes shall be as enforceable as originals.

23. Estoppel Certificates. No less than seven (7) days prior to the expiration of the Contingency Period, Seller agrees to deliver to Buyer fully completed Tenant Estoppels (in a mutually acceptable form similar to Exhibit J) from each and every tenant.

AGREED TO:

SELLER

By: Michael J. Metzger

DATED: 8/29/02

AGREED TO:

BUYER

By: Robert Harms

Robert Harms, President

Ares Comm. Properties, Inc.

DATED: 8/20/02